EXHIBIT 99.1

CUSIP: 22788C105	SCHEDULE 13G

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached statement on Schedule 13G relating to the Class A Common Stock of CrowdStrike Holdings, Inc. is filed on behalf of each of us.

Dated: February 16, 2021

GEORGE KURTZ

/s/ Cathleen Anderson as attorney-in-fact for George Kurtz

KURTZ 2009 SPENDTHRIFT TRUST, DATED 4/2/2009

By:	/s/ Cathleen Anderson as attorney-in-fact for George Kurtz
George Kurtz
Trustee